Exhibit 107

Calculation of Filing Fee Tables

FORM S-1
(Form Type)

Chenghe Acquisition Co.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-half of one redeemable warrant	457(o)	11,500,000 Units	$10.00	$115,000,000	$0.0000927	$10,661
Fees to Be Paid	Equity	Class A ordinry shares included as part of the units(3)	Other	11,500,000 Shares	—	—	—	—(4)
Fees to Be Paid	Equity	Redeemable warrants included as part of the units(3))	Other	5,750,000 Warrants	—	—	—	—(4)
Fees to Be Paid	Equity	Class A ordinary sares issuable upon exercise of redeemable warrants included as part of the units (3)	457(g)	5,750,000 Shares	$11.50(5)	$66,125,000	$0.0000927	$6,130(5)
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
		Total Offering Amounts				$181,125,000		$16,791
		Total Fees Previously Paid
		Total Fee Offsets
		Net Fee Due				$181,125,000		$16,791

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Includes 1,500,000 units, consisting of 1,500,000 Class A ordinary shares and 750,000 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share dividends or similar transactions.

(4)	No fee pursuant to Rule 457(g).

(5)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the warrants.

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